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                                                                     Exhibit 5.1




                          [LATHAM & WATKINS LETTERHEAD]



                                 October 8, 1998





Dominick's Supermarkets, Inc.
505 Railroad Avenue
Northlake, Illinois 60164

                  Re:      Dominick's Supermarkets, Inc.
                           Registration Statement on Form S-8

Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be issued by Dominick's Supermarkets, Inc. (the "Company") under the 1997 Employee Stock Purchase Plan (the "Plan") of the Company. We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of rendering this opinion.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of consideration at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and non-assessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/  Latham & Watkins




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